UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 26, 2008
Premier Exhibitions, Inc.
(Exact name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 842-2600
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 26, 2008, Premier Exhibitions, Inc. (the “Company”) and Bank of America, N.A. entered into a First Amendment to Loan Agreement (the “Renewal”). The Renewal amends, in accordance with its terms, that certain Loan Agreement made as of October 4, 2007 by and between Bank of America and the Company (the “Loan Agreement”) and extends such agreement to September 26, 2009. The Loan Agreement, as amended by the Renewal, is referred to herein as the “Credit Facility.” The Credit Facility provides the Company with a $10,000,000 revolving line of credit with Bank of America. At the Company’s request, such credit limit may be increased to $25,000,000, provided that Bank of America consents to such increase.
     At the Company’s option, amounts outstanding under the Credit Facility bear interest at (i) the greater of Bank of America’s prime rate or the Federal funds rate, plus a Margin (as defined below); or (ii) the LIBOR rate, plus a Margin. The amount of the Margin will be based upon the Company’s Leverage Ratio (which is the ratio of Total Funded Debt to EBITDA, as each term is defined in the Credit Facility). If the Company’s Leverage Ratio is less than or equal to 1 to 1, the Margin will be 2.50%. If the Company’s Leverage Ratio is greater than 1 to 1, the Margin will be 3.00%. The Credit Facility requires the Company to maintain a Leverage Ratio not to exceed 1.5 to 1 and a Basic Fixed Charge Coverage Ratio (which is the ratio of (i) the sum of EBITDA minus the sum of taxes and dividends, to (ii) the sum of interest expense, the current portion of long term debt and the current portion of capitalized lease obligations) of at least 2 to 1. In addition, the Company must pay a facility fee on the unused portion of the Credit Facility of 0.25% if the Company’s Leverage Ratio is less than 1 to 1 and 0.50% of the Company’s Leverage Ratio is greater than 1 to 1, which amount is payable quarterly in arrears. Interest payments under the Credit Facility also must be made not less frequently than quarterly. The Credit Facility also provides that the Company is required to pay Bank of America an annual fee in an amount equal to 0.50% of the maximum amount of the Credit Facility at the time such fee is due. The Company paid Bank of America a $50,000 fee in connection with the Renewal.
     Upon termination of the Credit Facility, the Company may request that Bank of America convert all amounts then outstanding into a three year term loan. In the event that Bank of America consents to such conversion, the Company will be required to amortize the outstanding borrowings under the Credit Facility and make quarterly payments of principal and interest. Such term loan will also require the Company to make annual pre-payments equal to 50% its Excess Cash Flow (which is EBITDA minus the sum of interest expense, taxes, dividends, capital expenditures, principal payments of long term debt and payments of capitalized lease obligations) in the event the Company’s Leverage Ratio is greater than 1 to 1 during any year in which amounts under such term loan remain outstanding.
     The Credit Facility is secured by all of the Company’s assets, including the Company’s equity interests in its subsidiaries, and is also guaranteed by the Company’s subsidiaries.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Regsitrant.
The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	First Amendment to Loan Agreement by and between Bank of America, N.A. and Premier Exhibitions, Inc. dated as of September 26, 2008.

99.2	Renewal Promissory Note made in favor of Bank of America by Premier Exhibitions, Inc. on September 26, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: September 30, 2008	By:	/s/ Harold W. Ingalls
Harold W. Ingalls
Chief Financial Officer